Exhibit 3.1

ARTICLES OF INCORPORATION
OF
ADVANCED NEUROMODULATION SYSTEMS, INC.
(restated March 2005 for purposes of filing with the Securities and Exchange Commission)

ARTICLE ONE

     The name of the corporation is Advanced Neuromodulation Systems, Inc. (the “Corporation”).

ARTICLE TWO

     The period of duration of the Corporation is perpetual.

ARTICLE THREE

     The purpose for which the Corporation is organized is to engage in the transaction of any and all lawful business for which Corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

     The Corporation shall have authority to issue 100,000,000 shares of common stock, $.05 par value (Common Stock). Each share of Common Stock shall have identical rights and privileges in every respect.

ARTICLE FIVE

     No holder of any shares of Common Stock shall have any preemptive or preferential right to receive, purchase, or subscribe to (a) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the Corporation, (b) any obligations, evidences of indebtedness, or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such unissued or treasury shares, (c) any right of subscription to or right to receive, or any warrant or option for the purchase of, any of the foregoing securities, or (d) any other securities that may be issued or sold by the Corporation.

ARTICLE SIX

     The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000, consisting of money, labor done, or property actually received.

ARTICLE SEVEN

     Cumulative voting for the election of directors is expressly denied and prohibited.

ARTICLE EIGHT

     No contract or other transaction between the Corporation and any other person (as used herein the term “person” means an individual, firm, trust, partnership, joint venture, association, corporation, or other entity) shall be affected or invalidated by the fact that any director of the Corporation is interested in, or is a member, director, or an officer of, such other person, and any director may be a party to or may be interested in any contract or transaction of the Corporation or in which the Corporation is interested; and no contract, act, or transaction of the Corporation with any person shall be affected or invalidated by the fact that any director of the Corporation is a party to, or interested in, such contract, act, or transaction, or in any way connected with such person. Each and every person who may become a director of the Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any person in which he may be in any way interested; provided that the fact of such interest shall have been disclosed to or shall be known by the other directors or the shareholders of the Corporation, as the case may be, acting upon or with reference to such act, contract, or transaction, even though the presence at a meeting or vote or votes of such interested director might have been necessary to obligate the Corporation upon such act, contract, or transaction.

ARTICLE NINE

     To the extent permitted by applicable law, and by resolution or other proper action of the board of directors of the Corporation, the Corporation may indemnify (a) any present or former director or officer of the Corporation, (b) any other employee or agent of the Corporation, and (c) any other person serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, association, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding to which any such person is, or is threatened to be made, a party and which may arise by reason of the fact he is or was a person occupying any such office or position.

ARTICLE TEN

     The Corporation shall have the authority to purchase, directly or indirectly, its own shares to the extent of the aggregate of the unrestricted capital surplus available therefore and unrestricted reduction surplus available therefore, without submitting such purchase to a vote of the shareholders of the Corporation.

ARTICLE ELEVEN

     Any action of the Corporation which, under the provisions of the Texas Business Corporation Act, is required to be authorized or approved by the holders of two-thirds or any other specified fraction which is in excess of one-half or any specified percentage which is in excess of 50%, of the outstanding shares (or any class or series thereof) of the Corporation shall, notwithstanding any such provisions of the Texas Business Corporation Act, be deemed effectively and properly authorized or approved if authorized or approved by the vote of the holders of more than 50% of the outstanding shares entitled to vote thereon (or, if the holders of any class or series of the Corporation’s shares shall be entitled by the Texas Business Corporation Act to vote thereon separately as a class, by the vote of the holders of more than 50% of the outstanding shares of each such class or series). Nothing contained in this article is intended to require shareholder authorization or approval of any action of the Corporation whatsoever unless such authorization or approval is specifically required by the other provisions of these articles of incorporation, the bylaws of the Corporation, or by the Texas Business Corporation Act.

ARTICLE TWELVE

     The post office address of the registered office of the Corporation is 6901 Preston Road, Plano, Texas 75024, and the name of its registered agent at such address is Kenneth G. Hawari.

ARTICLE THIRTEEN

     The number of directors constituting the board of directors of the Corporation is seven, and the names and addresses of the persons who are to serve as directors until the next annual meeting of shareholders and until their successors are elected and qualified are:

Name	Address
Hugh M. Morrison	6901 Preston Road
Plano, Texas 75024

Christopher G. Chavez	6901 Preston Road
Plano, Texas 75024

Robert C. Eberhart	6901 Preston Road
Plano, Texas 75024

Joseph E. Laptewicz	6901 Preston Road
Plano, Texas 75024

Name	Address
J. Philip McCormick	6901 Preston Road
Plano, Texas 75024

Richard D. Nickolaev	6901 Preston Road
Plano, Texas 75024

Michael J. Torma	6901 Preston Road
Plano, Texas 75024

ARTICLE FOURTEEN

     A director of the Corporation is not liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this article does not eliminate or limit the liability of a director for:

(1)	a breach of a director’s duty of loyalty to the Corporation or its shareholders;

(2)	an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

(3)	a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

(4)	an act or omission for which the liability of a director is expressly provided for by statute; or

(5)	an act related to an unlawful stock repurchase or payment of a dividend.

     If the Texas Business Corporation Act, Texas Miscellaneous Corporation Laws or related laws are amended after approval by the shareholders of this Article to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by applicable Texas law, as so amended.

ADVANCED NEUROMODULATION SYSTEMS, INC.

F. Robert Merrill
Executive Vice President – Finance,
Treasurer and Secretary